Exhibit 3.32

CANADA PROVINCE OF NEW BRUNSWICK BUSINESS CORPORATIONS ACT RESTATED CERTIFICATE OF INCORPORATION (SECTION 119)	CANADA PROVINCE DU NOUVEAU-BRUNSWICK WI SUR LES CORPORATIONS COMMERCIALES CERTIFICAT DE CONSTITUTION MISE A JOUR (ARTICLE 1191)

034051 N.B. LTD.	034051
Name of Corporation Raison sociale de la corporation	Corporation Number Numéro de la corporation

I HEREBY CERTIFY that the Articles of Incorporation of the above – mentioned corporation were restated under

JE CERTIFIE que les statuts constitutifs de la corporation mentionnée ci-dessus ont été mis a jour en application

Section 199 of the Business Corporations Act as set out in the attached Restated Articles of Incorporation de l’article 119 de la Loi sur les corporations commerciales de la façon indiquée dans les statuts constitutifs mis a jour ci-joints.

Certified Copy True and Correct Copie Certifiee Exacte et Conforme

11 – 12 – 2009
Day/Jour – Month/Mois – Year/Anée

/s/ [illegible]
Director Business Corporations Act Directeur – Loi sui les corporations commerciales New Brunswick Nouveau-Brunswick

Director Directeur	Effective Date of Reinstatement Date d’entrée en vigueur de la mise a jour July 25 1984

NEW BRUNSWICK

BUSINESS CORPORATIONS ACT

FORM 5

RESTATED ARTICLES

OF INCORPORATION

(SECTION 119)

1 - Name of Corporation	Corporation Number

034051 N.B. LTD.	034051
2 - The place in New Brunswick where the registered office is situated

Wilson’s Beach, Campobello, Charlotte County, New Brunswick
3 - The classes and any maximum number of shares that the corporation is authorized to issue and any maximum aggregate amount for which shares may be issued
The annexed Schedule “I” is incorporated in this form.
4 - Restrictions if any on share transfers
None
5 - Number (or minimum and maximum number) of directors
A minimum of one and maximum of five directors.
6 - Restrictions if any on business the corporation may carry on
None
7 - Other provisions if any
None
The foregoing Restated Articles of Incorporation correctly set out, without substantive change, the corresponding provisions of the Articles of Incorporation as amended and supersede the original Articles of Incorporation.

Date	Signature	Description of Office

July 19, 1984	/s/ Robert Jackson	President
FOR DEPARTMENTAL USE ONLY

034051 N.B. LTD.

THIS IS SCHEDULE “I” TO THE FOREGOING FORM 5 UNDER

THE NEW BRUNSWICK BUSINESS CORPORATIONS ACT.

The corporation is authorized to issue Five Hundred (500) common shares without nominal or par value, (herein designated and referred to as the “common shares”), and one class of One Per Cent (1%) non-cumulative, redeemable, non-voting preferred shares without nominal or par value, unlimited as to number, (herein designated and referred to as the “preferred shares”).

1. The preferred shares shall carry and be subject to the following rights, privileges, restrictions and conditions, namely:

(a)	Except as herein specifically provided, the holders of the preferred shares shall in each fiscal year in the discretion of the directors, but in preference and priority to any payment of dividends on the common shares for such fiscal year, be entitled, out of any or all profits or surplus available for dividends, to non-cumulative dividends at the rate of One Per Cent (1%) per annum of the stated capital of the preferred shares, which may be paid in money or property or by issuing fully paid shares of the corporation as the directors may, from time to time determine; notwithstanding anything herein contained, if in any fiscal year at any particular time, after providing for a dividend on the preferred shares equal to full dividend on the preferred shares for that particular fiscal year the number of days from the commencement of particular fiscal year to the particular time divided by Three Hundred Sixty-Five (365), there shall remain any profits or surplus available for dividends, such profits or surplus or any part thereof may, in the discretion of the directors, be applied to dividends on the common shares; the holders of preferred shares shall not in any fiscal year be entitled to any dividends other than or in excess of the non-cumulative dividends at the rate hereinbefore provided.

(b)	The preferred shares shall rank, both as regards dividends and return of capital, in priority to all other shares of the corporation but shall not confer any further right to participate in profits or assets of the corporation.

(c)	Subject to the provisions of the New Brunswick Business Corporation Act, the corporation may redeem, upon giving notice as hereinafter provided, the whole or any part of the preferred shares on payment for each share to be redeemed of the redemption price per share as hereinafter determined together with all dividends declared thereon and unpaid; in case a part only of the then outstanding preferred shares is at any time to be redeemed, the shares to be redeemed shall be selected by lot in such manner as the directors in their discretion shall decide or, if the directors so determine, may be redeemed pro rate, disregarding fractions, and the directors may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares; not less than thirty (30) days’ notice in writing of such redemption shall be given by mailing such notice to the registered holders of the shares to be redeemed to the last known address of each such holder, specifying the date and place or places of redemption; if notice of any such redemption be given by the corporation in the manner aforesaid and an amount sufficient to redeem the shares be deposited with any trust company or chartered bank in Canada as specified in the notice on or before the date fixed for redemption, dividends on the preferred shares to be redeemed shall cease after the date so fixed for redemption and the holders thereof shall thereafter have no rights against the corporation in respect thereof except, upon the surrender of certificates for such shares, to receive payment therefor out of the moneys so deposited; after an amount sufficient to redeem the shares has been deposited with any trust company or chartered bank in Canada, as aforesaid, notice shall be given to the holders of any preferred shares called for redemption who have failed to present the certificates representing such shares within two (2) months of the date specified for redemption that the money has been so deposited and may be obtained by the holders of the said preferred shares upon presentation of the certificates representing such shares called for redemption at the said trust company or chartered bark. The redemption price for each first preferred share shall be equivalent to the quotient obtained by dividing the fair market value as of the date of transfer thereof of any property including money transferred to the corporation as consideration for the allotment and issuance of the said preferred shares, less the amount of any other consideration payable by the corporation for the said transferred property, by the number of such preferred shares so allotted and issued; such fair market value to be established by the directors. In the event that it is subsequently determined by the Minister of National Revenue and the holders of a majority of the issued preferred shares are in agreement therewith or it is subsequently determined by the final court to adjudicate on the matter for the purposes of the Income Tax Act (Canada) that the fair market value of the said transferred property on the date of transfer thereof is less than or greater than the fair market value as established by the directors, the redemption price as determined in accordance with the proceeding formula shall be automatically adjusted nunc pro tunc to conform with such fair market value as finally established and all the necessary adjustments shall be made.

(d)	Subject to the provisions of the New Brunswick Business Corporations Act, the corporation shall have the right at its option at any time and from time to time to purchase or otherwise acquire the whole or any part of the preferred shares pursuant to tenders or by private contract at the lowest price at which, in the opinion of the directors, such shares are obtainable but not exceeding the redemption price of the preferred shares hereinbefore specified together with all dividends declared thereon and unpaid. If, in response to an invitation for tenders, two (2) or more holders of the preferred shares submit tenders at the same price and if such tenders are accepted by the corporation in whole or in part, then unless the corporation accepts all such tenders in whole, the corporation shall accept such tenders in proportion as nearly as may be to the number of shares offered in each such tender.

(e)	(i) A holder of preferred shares shall be entitled to require the corporation to redeem at any time and from time to time after the slate of issue of any preferred shares, upon giving notice as hereinafter provided, all of any number of the preferred shares registered in the name of such holder on the books of the corporation at a price per share actual to the redemption price thereof and all dividends declared thereon and unpaid.

(ii)	A holder of preferred shares exercising his option to have the corporation redeem, shall give notice to the corporation which notice shall set out the date on which the corporation is to redeem which date shall not be less than three (3) days nor more than thirty (30) days from the date of the notice and if the holder desires to have less than all of the preferred shares registered in name redeemed by the corporation, the number of the holder’s shares to be redeemed. The date on which the redemption at the option of the holder is: to occur shall be the optional redemption date. The holder of any preferred shares may, with the consent of the corporation, revoke such notice prior to the optional redemption date.

(iii)	Upon delivery to the corporation of a share certificate or certificates representing the preferred shares which the holder desires to have the corporation redeem, the corporation shall on the optional redemption date, to the extent permitted by applicable law, redeem such preferred shares by paying to the holder the redemption price thereof together with all dividends declared thereon and unpaid.

(iv)	upon payment of the redemption price of the preferred shares so redeemed by the corporation together with all dividends declared thereon and unpaid, the holders thereof Shall cease to be entitled to dividends or to exercise any rights of holders in respect thereof.

(v)	If the redemption by the corporation on any optional redemption date of all preferred shares to be redeemed on such date would be contrary to applicable law, the corporation shall be obliged to redeem only the maximum number of preferred shares (rounded to the next lower number of shares) which the corporation determines and is then permitted to redeem, such redemptions to be made pro rata (disregarding fractions of shares) according to the number of preferred shares required by each such holder to be redeemed by the corporation and the corporation shall issue certificates representing: the preferred shares not redeemed by the corporation and the corporation shall redeem on each dividend date thereafter the maximum number of such preferred shares as would then be not contrary to applicable law.

(f)	Upon a redemption, purchase or other acquisition by the corporation of preferred shares as set out in subparagraphs (c), (d) or (e) hereof, the corporation shall deduct from the stated capital account maintained for the preferred shares an amount equal to the result obtained by multiplying the stated capital of the preferred shares by the number of such shares which have been redeemed, purchased or otherwise acquired by the corporation divided by the number of preferred shares which have been issued and are outstanding immediately before such redemption, purchase or other acquisition by the corporation.

(g)	In the event of liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the preferred shares shall be entitled to receive, in preference and priority to any distribution of any part of the assets of the Corporation among the holders of the common shares, for each first preferred share, an amount equal to the redemption price thereof together with all dividends declared thereon and unpaid and no more.

(h)	So long as any of the preferred shares are outstanding, no dividend shall at any time be declared or paid on or set apart for payment on the common shares of the corporation unless, immediately thereafter the corporation shall have sufficient net assets to redeem all the outstanding preferred shares. Subject to the New Brunswick Business Corporations Act, a determination by the directors in such bona fide manner as they in their discretion may consider proper that the corporation has sufficient net assets to redeem all the outstanding preferred shares shall be conclusive and binding. on the corporation and the holders of the shares of every class.

(i)	The holders of preferred shares shall not as .etch be entitled (except as herein otherwise specifically provided) to receive notice of and to attend and vote at meetings of the shareholders of the corporation.

(j)	So long as any of the preferred shares are outstanding, the corporation shall not redeem, purchase or otherwise acquire any shares ranking junior to the preferred shares unless the corporation has sufficient net assets (as determined by the directors in the manner provided in subparagraph (h) of this paragraph) to redeem all the outstanding preferred shares.

(k)	Subject to the provisions of the New Brunswick Business Corporations Act, the terms hereof and of the foregoing subparagraphs may be altered, amended or repealed or the application thereof suspended in any particular case and changes made in the rights, privileges, restrictions and conditions attaching to the preferred shares by articles of amendment, but no such alteration, amendment, repeal or suspension shall be adopted until approved by special resolution passed by the holders of at least two-thirds (2/3) of the preferred shares then outstanding and by the holders of at least two-thirds (2/3rds) of the common shares then outstanding.

2. The holders of the common shares are entitled to one vote per share in person or by proxy at all meetings of shareholders except meetings at which only holders of a specified class of Shares are entitled to vote, and subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the corporation, to receive any dividend declared by the corporation and to receive the remaining property of the corporation on dissolution.